Exhibit 10.4.2

AMENDMENT NUMBER ONE

TO

EMPLOYMENT AGREEMENT

This AMENDMENT NUMBER ONE is between GEOVAX LABS, INC., a Georgia corporation (the "Company") and Kelly T. McKee, Jr., M.D., MPH ("Employee") and is entered into effective as of the date the Company or Employee signs this Amendment Number One, whichever comes last.

WHEREAS, the Company and Employee entered into a new employment agreement effective as of March 1, 2023 (the "Employment Agreement"); and

WHEREAS, the Company and Employee desire to amend the Employment Agreement as set forth in this AMENDMENT NUMBER ONE.

NOW, THEREFORE, the Company and Employee for such consideration as each deems full and adequate do hereby agree that the Employment Agreement be, and hereby is, amended to add a new § 30 as follows:

§ 30.   § 409A and § 409A Change in Control.

(a)    Interpretation.  The Parties intend that the Employment Agreement since first effective be, and continue as the Amended Employment Agreement to be, interpreted to comply with, or satisfy an exemption under § 409A of the Internal Revenue Code of 1986, as amended ("409A"). For example, any requirement that Employee have a termination of employment shall be interpreted as a requirement that the employee have a "separation from service" within the meaning of § 409A.

(b)    Specified Person.  If the Company is a public company and Employee is a "specified person" under § 409A at the time that Employee has a separation from service, the payment of any severance under § 12(b) of the Amended Employment Agreement and any payments due under this § 30 shall be suspended until the date of Employee's death or the date which is 6 months and one day after the date of Employee's separation from service, whichever comes first, at which time all payments then due at the end of such suspension shall be paid in a lump sum.

(c)    Expense Reimbursements.  Employee shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by Employee in accordance with the policies, practices and procedures of the Company; provided, however, for purposes of complying with § 409A (1) the amount of such expenses eligible for reimbursement in any calendar year shall not affect the expenses eligible for reimbursement in another calendar year, (2) no such reimbursement may be exchanged or liquidated for another payment or benefit, and (3) any reimbursements of such expenses shall be made as soon as practicable under the circumstances but in any event no later than the end of the calendar year following the calendar year in which the related expenses are incurred.

(d)    Change in Control Definitions.  For purposes of this § 30-

Amended Employment Agreement. "Amended Employment Agreement" means the employment agreement between Employee and the Company dated March 1, 2023, as amended by this Amendment Number One.

Benchmark Date. "Benchmark Date" means March 1, 2023.

Board. "Board" means the board of directors of the Company.

Cause.  Each of the following constitutes "Cause":

(1)    Employee clearly breaches the terms of the Amended Employment Agreement in any material respect.

(2)    Employee clearly fails in any material respect to properly perform Employee's duties and responsibilities as an officer of the Company or clearly fails in any material respect to comply with the Company's published policies and procedures.

(3)    There is a conclusive determination that Employee clearly has committed any fraud, theft, embezzlement or other criminal act of a similar nature against the Company.

(4)    Employee fails or refuses to follow in any material respect reasonable and proper directives of the Board.

(5)    Employee engages in willful or reckless conduct outside the workplace which clearly causes material damage to the Company or the Company's business.

(6)    Employee misuses or abuses alcohol, drugs or controlled substances in a manner which clearly and adversely affects the performance of Employee's duties and responsibilities or the business or reputation of the Company.

(7)    Employee uses or discloses in an unauthorized way the Company's confidential or trade secret information.

(8)    Provided, however, no reason set forth in this definition shall constitute Cause unless Employee upon written notice is given a reasonable period to effect a cure or a correction if the reason is curable or correctible as determined by the Board.

Change in Control. A "Change in Control" shall mean:

(1)         The acquisition by any individual, entity or group (within the meaning of § 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 35% or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change in Control: (i) any acquisition by a Person who is on the Benchmark Date the beneficial owner of 35% or more of the Outstanding Company Voting Securities, (ii) any acquisition directly from the Company, (iii) any acquisition by the Company which reduces the number of Outstanding Company Voting Securities and thereby results in any person having beneficial ownership of more than 35% of the Outstanding Company Voting Securities, or (iv) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (v) any acquisition by any corporation pursuant to a transaction which meets the requirements of clauses (i) and (ii) of subsection (2) of this definition; or

(2)         The consummation after the Benchmark Date of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a "Business Combination"), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the outstanding shares of the Company's common stock (the "Outstanding Company Common Stock") and Outstanding Company Voting Securities immediately prior to such Business Combination (individually a "Company Owner") beneficially continue to own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as each Company Owner's ownership, immediately prior to such Business Combination, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, and (ii) no Person (excluding any Company Owner, the Company or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 35% or more of the combined voting power of the then outstanding voting securities of such corporation; or

(3)         A majority of the individuals who, as of the Benchmark Date, constitute the Board (the "Incumbent Directors") are replaced within a twelve (12) month period by directors whose appointment or election was not approved by a majority of the Incumbent Board and who were elected as a result of an election contest with respect to the election or removal of directors ("Election Contest") or other actual or threatened solicitation of proxies or consents by or on behalf of any "person" (such term for purposes of this definition being as defined in § 3(a)(9) of the Exchange Act, and as used in § 13(d)(3) and § 14(d)(2) of the Exchange Act) other than the Incumbent Board ("Proxy Contest"); provided that any person becoming a director after the Effective Date and whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors then on the Board shall thereafter be an Incumbent Director.

Good Reason. Each of the following constitutes "Good Reason":

(1)    A material reduction of Employee’s total compensation package (including Employee's base salary, annual bonus opportunities, benefits and stock option and other equity grant opportunities) as in effect on the Benchmark Date or as thereafter increased from time to time.

(2)    Any change in Employee’s direct reporting relationship to the Chief Executive Officer of the Company.

(3)    Any reduction (absent Employee’s express, written consent) in Employee’s duties and responsibilities as the Company’s Chief Medical Officer.

(4)    A physical change after the Benchmark Date of twenty-five miles or more in Employee’s principal place of employment with the Company absent Employee's express, written consent.

(5)    Provided, however, no reason set forth in this definition shall constitute Good Reason unless the Company upon written notice is given a reasonable period to effect a cure or a correction if the reason is curable or correctable.

§ 409A Change in Control. A "§ 409A Change in Control" shall mean a "Change in Control" which also constitutes a change in ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company, all within the meaning of § 409A.

(e)         Change in Control Benefits.

(1)         If Employee at any time during the three month period which immediately precedes the date of a Change in Control or during the one year period which starts on the date of a Change in Control has a separation from service as a result of Employee's employment being terminated without Cause or Employee resigning for Good Reason, then the Company shall (subject to § 30(b)) pay, or begin to pay, or provide, or begin to provide, the following--

(i)         an amount in cash equal to two times Employee's then base salary and Employee's then target annual bonus, if any, plus

(ii)        an amount in cash equal to two times the cost to provide to Employee any 401k or other deferred compensation or health and welfare benefits as such cost was reported in the Company's most recent proxy statement, plus

(iii)       full, complete and immediate vesting of all of Employee's stock options, restricted stock grants and other equity or equity-type grants, plus

(iv)        a Gross Up Payment per § 30(e)(3), if applicable.

(2)         If the Change in Control is a § 409A Change in Control, then the cash payments described in § 30(e)(1) shall (subject to § 30(b)) be paid in a lump sum. If the Change in Control is not a § 409A Change in Control, then such cash payments shall (subject to § 30(b)) be paid (per § 112(c) of the Amended Employment Agreement) in equal installments each regular pay day of the Company for a number of pay days equal to Employee's number of then completed full years of service. If any payments are suspended per § 30(b), then all payments which were suspended per § 30(b) shall be paid in a lump sum at the expiration of the suspension period per § 30(b).

(3)         Gross Up Payment. If a Change of Control constitutes a “change of control” (within the meaning of §280G of the Code) and a nationally recognized US certified public accounting firm selected by Employee and reasonably acceptable to the Company determines that any vesting of any option exercise rights or payments or other benefits called for as a result of such Change in Control or under any other plan or arrangement of the Company (whether vested or paid or payable or distributed or distributable pursuant to the terms of the Agreement or otherwise, but determined without regard to any additional payments required under this § 30(e)(3) (collectively the “Payments”) would be subject to the excise tax imposed by § 4999 of the Code or any interest or penalties are incurred by Employee with respect to such excise tax (such excise tax, together with any such interest and penalties are hereinafter collectively referred to as the “Excise Tax”), then the Company shall make a timely payment on the Employee’s behalf to the US Treasury or other applicable taxing authority (a “Gross-Up Payment”) in an amount such that, if such payment had been made directly to Employee and the Employee had paid all Excise Taxes (including any interest or penalties imposed with respect to such taxes) and other taxes, including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and the Excise Tax imposed upon the Gross-Up Payment, Employee would have retained an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments plus any additional Excise Tax imposed on the Gross-Up Payment.

(4)         Survival of Company's Obligation. Company's obligation to make the Gross-Up Payment and all other payments and benefits called for in this § 30 shall survive Employee’s separation from service with the Company.

(5)         Release. Company shall have the right to make all payments and benefits called for in this § 30 subject to the condition that Employee sign a general release of claims against the Company substantially in the form attached to this Amendment Number One as EXHIBIT A and that such release becomes irrevocable no later than the end of the sixty (60) day period which starts on the date of Employee's separation from service; provided, however, such release condition shall only be applicable if the Company delivers such release to Employee on or before the date of Employee's separation from service. If the release condition set forth in this § 30(e)(5) is applicable and the release becomes irrevocable no later than the end of such sixty (60) day period, the Company shall have the discretion to suspend any and all payments and benefits called for in this § 30 until the end of such sixty (60) day period, but then all such payments and benefits then due shall be paid or provided at a time determined by the Company in its discretion which is no later than the end of the ten (10) day period which starts on the last day of such sixty (60) day period.

This Amendment Number One may be signed in counterparts, each of which shall be deemed one and the same Amendment Number One.

GeoVax Labs, Inc.

By:
Title:	CEO

Date:	February 22, 2023

Kelly T. McKee, Jr., M.D., MPH

Date:

EXHIBIT A

GENERAL RELEASE

This General Release Agreement (this "Agreement") is made and entered into this ___ day of _____________, 20__ by and between GeoVax Labs, Inc (the "Company") and ________________ ("Employee").

WITNESSETH

WHEREAS, the Company delivered this Agreement to Employee on ___________ [month] __[day], 20__ (the "Delivery Date"); and

WHEREAS. Employee currently has, or shortly will have, a right to a severance benefit pursuant to § 30 of Employee's Employment Agreement with the Company (the "Employment Agreement"); and

WHEREAS, the Company as a condition to the payment of such severance benefit has the right to require the Employee to timely sign this General Release Agreement and that this General Release Agreement thereafter become irrevocable;

NOW THEREFORE, the Company and Employee for such consideration as each deems full and adequate do agree as follows:

§ 1   Employee, on behalf of Employee, his heirs, executors, personal representatives and administrators, irrevocably assigns, knowingly and unconditionally releases, remises and discharges the Company, its parents, all current or former affiliated or related companies of the Company and its partnerships, or joint ventures, and, with respect to each of them, all of the Company’s or such related entities’ predecessors and successors, and with respect to each such entity, its past and present officers, trustees, directors, managers, employees, equity holders, advisors and counsel (collectively, the “Company Parties”) from any and all actions, causes of action, charges, complaints, claims, damages, demands, debts, lawsuits, rights, understandings and obligations of any kind, nature or description whatsoever, known or unknown (collectively, the “Claims”), arising out of or relating to the Employee’s employment with the Company and Employee’s termination of employment with the Company (the “General Release”).

§ 2   This General Release by Employee includes, without limitation, (i) all Claims based upon actions or omissions (or alleged actions or omissions) that have occurred up to and including the last day of Employee’s employment by the Company, regardless of ripeness or other limitation on immediate pursuit of any Claim in the absence of this Agreement; (ii) all Claims relating to or arising out of Employee’s employment with and transition or termination from the Company, including, without limitation, any Claims arising under the Employment Agreement; (iii) all Claims (including Claims for discrimination, harassment, and retaliation) arising under any federal, state or local statute, regulation, ordinance, or the common law, including without limitation, Claims arising under Title VII of the Civil Rights Act of 1964, the Americans With Disabilities Act, the Age Discrimination in Employment Act (as amended by the Older Workers Benefit Protection Act), the Family and Medical Leave Act, the Employee Retirement Income Security Act of 1974, the Civil Rights Act of 1991, the Equal Pay Act, the Fair Labor Standards Act, 42 U.S.C. § 1981, and any other federal or state law, local ordinance or common law claim, including for wrongful discharge, breach of implied or express contract, intentional or negligent infliction of emotional distress, defamation or other tort; (iv) all Claims for reinstatement, attorney’s fees, interest, costs, or additional compensation; and (v) any claims Employee may have pursuant to an internal grievance procedure at Company (including for the avoidance of doubt, all of its subsidiaries or affiliates).

§ 3   For the purpose of implementing a full and complete release, Employee understands and agrees that this General Release is intended to include all claims, if any, which Employee may have and which Employee does not now know or suspect to exist in Employee's favor against the Company Parties and this General Release extinguishes those claims. Accordingly, Employee expressly waives all rights afforded by any state statute or regulation in any applicable jurisdiction prohibiting, limiting, or restricting the waiver of unknown claims, to the extent so permitted by law. Employee makes this waiver with full knowledge of his rights and with specific intent to release both his known and unknown claims.

§ 4   This General Release does not release any Claim that relates to: (i) Employee’s right to enforce this Agreement; (ii) any rights Employee may have to indemnification from personal liability or to protection under the Company's charter or by laws or any insurance policy maintained by the Company, including without limitation any general liability, or directors and officers insurance policy; (iii) Employee’s right, if any, to government-provided unemployment and workers’ compensation benefits; or (iv) Employee’s rights under any Company employee benefit plans, which by their explicit terms survive the termination of Employee’s employment.

§ 5   Employee agrees that the consideration set forth in § 30 of the Employment Agreement shall constitute the entire consideration provided under this Agreement, and that Employee will not seek from the Company Parties any further compensation or other consideration for any claimed obligation, entitlement, damage, cost or attorneys’ fees in connection with the matters encompassed by this Agreement.

§ 6   Employee agrees to the release of all known and unknown claims, including expressly the waiver of any rights or claims arising out of the Federal Age Discrimination in Employment Act, 29 U.S.C. § 621, et seq. (“ADEA”), and in connection with such waiver of ADEA claims, and as provided by the Older Worker Benefit Protection Act, Employee understands and agrees as follows:

(a)    Employee has the opportunity to consult with an attorney before signing this Agreement, and is hereby advised to do so;

(b)    Employee shall have a period of twenty-one (21) or, if required under ADEA, forty five (45) days from the Delivery Date in which to consider the terms of this Agreement (the “Review Period”). Employee may at his option execute this Agreement at any time during the Review Period. Employee agrees that by signing this Agreement prior to the expiration of the Review Period, Employee has voluntarily waived Employee's right to consider this Agreement for the full Review Period. If Employee does not return the signed Agreement to the Company prior to the expiration of the Review Period, then the offer of severance benefits set forth in § 5 shall lapse and shall be withdrawn by the Company;

(c)    Employee may revoke this Agreement at any time during the first seven (7) calendar days following Employee’s signing this Agreement, and this Agreement and release shall not be effective or enforceable until that seven-day period has expired. Notice of a revocation by the Employee must be made to the designated representative of the Company within the seven (7) calendar day period after Employee signs this Agreement. If Employee revokes this Agreement, it shall not be effective or enforceable, and the offer of severance benefits set forth in § 5 of this Agreement shall lapse and shall be withdrawn by the Company. Accordingly, the “Effective Date” of this Agreement shall be on the eighth (8th) calendar day after Employee signs this Agreement, provided that Employee does not revoke this Agreement during such seven (7) day revocation period;

(d)    Provided that Employee signs and does not revoke this Agreement, the Company shall pay Employee the amounts provided under § 30 of Employee's Employment Agreement in consideration of the General Release, including the release of any claims that Employee may have under the ADEA. In the event Employee elects to revoke this release pursuant to § 6(c), Employee shall notify Company by hand-delivery, express courier or certified mail, return receipt requested, within seven (7) days after signing this Agreement to: [to be completed before signing].

[Signatures on Following Page]

IN WITNESS WHEREOF, the Company and Employee have signed this Agreement effective as of the date Employee signs this Agreement.

GeoVax Labs, Inc.

By:

Title:

Employee

Date

[Signature Page to General Release]